Exhibit 99.1

                                                  CONTACTS:  Mary K. Talbot
                                                             (401) 245-8819


            SLADE'S FERRY BANCORP REPORTS FIRST QUARTER EARNINGS


SOMERSET, Mass. (April 19, 2006) -- Slade's Ferry Bancorp (the "Company"), (NASDAQ Capital Market: SFBC) parent company of Slade's Ferry Trust Company (the "Bank"), announced that its net income for the quarter ended March 31, 2006 was $907,000. This represents a 17.5% decrease from net income for the quarter ended March 31, 2005, which totaled $1.1 million. Basic and diluted earnings per share were $0.22 and $0.27 for the quarters ended March 31, 2006 and 2005, respectively.

The decline in net income was primarily attributable to an increase in non-interest expense. Non-interest expense increased $435,000 or 13.1% to $3.8 million for the quarter ended March 31, 2006. The increase in non-interest expense was a result of expenses incurred from the implementation of FASB 123R, Accounting for Stock Based Compensation, investments and upgrades in technology, professional and consulting fees and a full quarter of expenses related to the Assonet Branch which opened in March 2005. The increase in non-interest expense was partially offset by a $107,000 increase in non-interest income for the quarter.

As a result of loan growth, net interest and dividend income increased from $4.5 million for the quarter ended March 31, 2005, to $4.6 million for the quarter ended March 31, 2006, an increase of 2.6%.

"We continue to grow our loan portfolio by meeting our customers' expectations in this challenging interest rate environment," said President and CEO Mary Lynn Lenz.

Total consolidated assets decreased from $585.9 million at December 31, 2005 to $584.7 million at March 31, 2006, a decrease of 0.2%. Deposits decreased from $415.8 million at December 31, 2005 to $407.8 million at March 31, 2006, a decrease of 1.9%. During the same time period, net loans increased by $4.8 million, or 1.2%, to $414.4 million. In addition, the Bank increased its level of Federal Home Loan Bank advances from $107.9 million at December 31, 2005 to $114.3 million at March 31, 2006, an increase of 5.9%.

Total stockholders' equity at March 31, 2006 was $49.7 million compared to $48.9 million at December 31, 2005, an increase of 1.8%. Book value per share was $11.95 at March 31, 2006 as compared to $11.82 at December 31, 2005. Both the Company and the Bank maintain capital levels sufficient to be considered "well-capitalized" under applicable regulatory capital guidelines and requirements.

The Company declared a $0.09 dividend to common shareholders of record on March 24, 2006, which was paid on April 14, 2006.

Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With approximately $585 million in assets and nine retail branches in Southeastern Massachusetts, Slade's Ferry is a trusted community partner to both business and personal banking customers. Traded on the NASDAQ Capital Market as SFBC, Slade's Ferry Bancorp can also be found on the web at www.sladesferry.com and in seven Massachusetts communities - Assonet, Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

                                    # # #

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the strength of the company's capital and asset quality. Other such statements may be identified by words such as "believes," "will," "expects," "project," "may," "developments," "strategic," "launching," "opportunities," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions. These statements are based upon the current beliefs and expectations of Slade's Ferry Bancorp's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectation expressed in our forward-looking statements: (1) enactment of adverse government regulations (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and specifically the strength of the New England economics may be different than expected, resulting in, among other things, a deterioration in overall credit quality and borrowers' ability to service and repay loans, or a reduced demand for credit, including the resultant effect on the Bank's loan portfolio, levels of charge-offs and non-performing loans and allowance for loan losses; (4) changes in the interest rate environment may reduce interest margins and adversely impact net interest income and (5) changes in assumptions used in making such forward-looking statements. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Slade's Ferry Bancorp's actual results could differ materially from those discussed. All subsequent written and oral forward-looking statements attributable to Slade's Ferry Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. Slade's Ferry Bancorp does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made.

                    Slade's Ferry Bancorp. and Subsidiary
                         Consolidated Balance Sheets
                                 (Unaudited)


                                                           March 31, 2006    December 31, 2005
                                                           --------------    -----------------
Assets                                                                (In thousands)

Cash and due from banks                                       $ 16,116            $ 17,782
Interest-bearing demand deposits with other banks                  661                  36
Federal funds sold                                                   -               2,200
                                                              --------            --------
      Cash and cash equivalents                                 16,777              20,018
Interest-bearing certificates of deposit with other banks          100                 100
Securities available for sale                                   92,435              94,298
Securities held to maturity                                     28,201              29,306
Federal Home Loan Bank stock, at cost                            6,304               6,304
Loans, net                                                     414,396             409,610
Premises and equipment, net                                      5,857               5,917
Goodwill                                                         2,173               2,173
Accrued interest receivable                                      2,354               2,298
Bank-owned life insurance                                       11,991              11,884
Other assets                                                     4,156               4,006
                                                              --------            --------

                                                              $584,744            $585,914
                                                              ========            ========

Liabilities and Stockholders' Equity
------------------------------------

Deposits:
  Noninterest-bearing                                         $ 75,754            $ 80,705
  Interest-bearing                                             332,035             335,141
                                                              --------            --------
      Total deposits                                           407,789             415,846
Short-term borrowings                                           20,500               7,000
Long-term borrowings                                            93,752             100,865
Subordinated debentures                                         10,310              10,310
Accrued expenses and other liabilities                           2,654               3,038
                                                              --------            --------
      Total liabilities                                        535,005             537,059
Stockholders' equity:
  Common stock                                                      41                  41
  Additional paid-in capital                                    31,405              31,014
  Retained earnings                                             19,530              18,998
  Accumulated other comprehensive loss                          (1,237)             (1,198)
                                                              --------            --------
      Total stockholders' equity                                49,739              48,855
                                                              --------            --------

                                                              $584,744            $585,914
                                                              ========            ========

                    Slade's Ferry Bancorp. and Subsidiary
                      Consolidated Statements of Income
                                 (Unaudited)


                                                              Three Months Ended March 31,
                                                                    2006       2005
                                                                   ------     ------
                                                         (In thousands, except per share data)

Interest and dividend income:
  Interest and fees on loans                                       $6,435     $5,266
  Interest and dividends on securities                              1,402      1,322
  Other interest                                                       19         69
                                                                   ------     ------
      Total interest and dividend income                            7,856      6,657
Interest expense:
  Interest on deposits                                              1,911      1,159
  Interest on Federal Home Loan Bank advances                       1,156        911
  Interest on subordinated debentures                                 224        136
                                                                   ------     ------
      Total interest expense                                        3,291      2,206
                                                                   ------     ------
Net interest and dividend income                                    4,565      4,451
Provision for loan losses                                              39         50
                                                                   ------     ------
Net interest income, after provision for loan losses                4,526      4,401
Noninterest income:
  Service charges on deposit accounts                                 307        208
  Gain on sales and calls of available-for-sale securities, net         3          2
  Other income                                                        393        359
                                                                   ------     ------
      Total noninterest income                                        703        569
Noninterest expense:
  Salaries and employee benefits                                    2,111      1,975
  Occupancy and equipment expense                                     493        409
  Other expense                                                     1,146        931
                                                                   ------     ------
      Total noninterest expense                                     3,750      3,315
                                                                   ------     ------
Income before income taxes                                          1,479      1,655
Provision for income taxes                                            572        555
                                                                   ------     ------
      Net income                                                   $  907     $1,100
                                                                   ======     ======

Earnings per share:
  Basic                                                            $ 0.22     $ 0.27
                                                                   ======     ======
  Diluted                                                          $ 0.22     $ 0.27
                                                                   ======     ======